                                   Exhibit 12

                Computation of Ratio of Earnings to Fixed Charges

                                         Nine Months Ended                          Fiscal Year Ended
                                       ---------------------------      ----------------------------------------
                                                        Proforma                                        Proforma
                                       Sept. 30,        Sept. 30,       Dec. 31,        Dec. 31,        Dec. 31,
                                          1997            1997            1995            1996            1996
                                       ---------       ---------        --------        ---------       ---------
 ($ in thousands
Income before income taxes               $ 9,469         $ 9,301         $   632         $ 4,109         $ 6,065
Interest income                             (256)           (256)           (370)            (18)            (61)
Fixed charges:
        Interest expense (a)               2,918           3,916             145             663           4,604
                                        ---------      ---------         --------        -------         -------
Income before income taxes,
interest income and fixed charges        $12,131         $12,961          $  407         $ 4,754         $10,608
                                        =========      =========         ========        =======        --------
Fixed charges:
        Interest expense (a)               2,918           3,916             145             663           4,604
Total fixed charges                      $ 2,918         $ 3,916          $  145         $   663         $ 4,604
                                        ---------      ---------         --------        -------         -------
Ratio of earnings to fixed charges           4.2             3.3             2.8             7.2             2.3
                                        =========      =========         ========        =======         =======

(a) Interest expense includes amortization of original issue costs related to outstanding debt.